Exhibit 10.8

CLOSING MEMORANDUM

This Closing Memorandum, dated February 1, 2007, entered into between International Paper Investments (Holland) B.V., a company organized under the laws of the Netherlands, with head offices at Rokin 55, 1012 KK, in the city of Amsterdam, enrolled with the Legal Entities Taxpayers’ Registry (CNPJ/MF) under No 05.501.662/0001-69, herein represented in accordance with its corporate documents (“IP”) and Votorantim Celulose e Papel S.A., a company (sociedade por ações) organized under the laws of the Federative Republic of Brazil, with head offices in the City of São Paulo, State of São Paulo, at Al. Santos, 1357, 6th floor, enrolled with the Legal Entities Taxpayers’ Registry (CNPJ/MF) under No. 60.643.228/0001-21, herein represented in accordance with its bylaws (“VCP”), refers to the Exchange Agreement, dated September 19, 2006, entered into by IP and VCP (“Agreement”), and sets forth the acknowledgements and waivers of the Parties in connection with the Closing conditions thereunder and confirms that the actions required for the Closing of the transaction contemplated in the Agreement have occurred.

1. Preamble

1.1. Except as specifically provided for hereunder, capitalized terms have the same meaning ascribed to them in the Agreement.

1.2. In the event of discrepancies between the provisions of the Agreement and the provisions of this Closing Memorandum, the provisions of this Closing Memorandum shall prevail and supersede any prior understanding between the Parties, whether orally or in writing, in connection with the matters addressed in this Closing Memorandum.

2. Representation and Warranties

2.1. IP confirms that the representations and warranties of IP set forth in Article 4 of the Agreement remain valid and in full force in all its materials aspects on the date hereof.

2.2. VCP confirms that the representations and warranties of VCP set forth in Article 5 of the Agreement remain valid and in full force in all its materials aspects on the date hereof.

3. Conditions to Closing

3.1. Subject to the specific waivers provided for hereunder, VCP acknowledges that all the conditions to Closing to be fulfilled by IP under Section 8.01 of the Agreement have been fulfilled, including, but not limited to, the delivery, by IP, on or prior to the date hereof, of the unaudited financial statements of Chamflora, as of December 31, 2006, hereto attached as Schedule 3.1.

3.2. Subject to the specific waivers provided for hereunder, IP acknowledges that all the conditions to Closing to be fulfilled by VCP under Section 8.02 of the Agreement have been fulfilled, including, but not limited to, the delivery, by VCP, on or prior to the date hereof, of (a) the list of the employees of Chamflora who shall remain in their positions after the Closing, hereto attached as Schedule 3.2(a), and (b) the pro forma unaudited balance sheet of VCP, as of January 1, 2007, hereto attached as Schedule 3.2(b), which was the basis for the drop down of the LA Assets to the LA Company.

3.3. Within 10 (ten) Business Days from the date hereof, (i) IP shall deliver to VCP the unaudited balance sheet of Chamflora as of January 31, 2007; and (ii) VCP shall deliver to IP the unaudited balance sheet of the LA Company as of January 31, 2007. Each of IP and VCP agrees to provide to each other, during the 75 days following the date hereof, full access to their management, as well as to documents and information relating to Chamflora and LA Company, respectively, to the extent such documents and information are in the possession of either party or its Affiliates or personnel, for purposes of assisting an independent auditor to be hired by each of IP and/or VCP, as the case may be, to conduct an audit of the above mentioned balance sheets, at the sole expense of the interested party. In the event any such audit identifies breaches in obligations of the Parties pursuant to the Agreement, then Losses resulting from such breaches shall be subject to the existing indemnification provisions of Sections 9.01 to 9.07 of the Agreement. The provisions of this Section 3.3 shall not affect or amend in manner the rights and obligations of the Parties described in Section 9.09 of the Agreement.

4.	IP Waivers

Notwithstanding VCP’s representations, warranties and covenants under the Agreement, IP hereby acknowledges the following issues faced by VCP in regard to certain of its obligations to be fulfilled prior to the Closing under the Agreement and, pursuant to Section 12.04(b) of the Agreement, hereby waives the fulfillment of such obligations pursuant to the following terms and conditions:

4.1 Ownership Registration of LA Establishment Real Estate Properties to be transferred to the LA Company.

(a) For the Closing, the LA Company should have been the lawful owner of the LA Establishment, including real estate properties. The registration of the transfer deed of the real estate properties listed in Schedule 4.1(a) hereto attached (the “LA Non-registered Real Estate Properties”) in the Real Estate Registry, a formality necessary to vest the LA Company with full ownership rights over the LA Non-registered Real Estate Properties, depends on:

(i) the georeferencing (georeferenciamento) of the properties, which must be approved by the Instituto Nacional de Colonização e Reforma Agrária (“INCRA”);

(ii) the update of the title chain of certain real estate properties acquired by VCP over time, still in the name of the prior owners;

(iii) the obtaining by VCP of a debt clearance certificate from the Receita Federal.

(b) VCP undertakes, as promptly as practicable, to take any required measures to register the ownership of the LA Non-registered Real Estate Properties in the name of LA Company, including the georeferencing (georeferenciamento) and the updating of the title chain, at its own cost and expense, to cause the registration of the transfer of the LA Non-registered Real Estate Properties before the applicable Public Register, including to update the real estate records of such LA Non-registered Real Estate Properties. VCP shall inform IP on the development of such registration process on a quarterly basis. IP shall cooperate with VCP, including by providing VCP with the necessary powers of attorney to take the required measures to cause the registration of the LA Non-registered Real Estate Properties. Additionally, VCP shall not permit any Lien to be imposed on any of the LA Non-registered Real Estate Properties, other than Liens created by operation of law (reserva legal and área de preservação permanente) and in the event that a Lien, other than Liens created by operation of law (reserva legal and área de preservação permanente), is imposed on any of the LA Non-registered Real Estate Properties, VCP shall take all required actions to as promptly as practicable release such Lien and shall hold IP harmless from any Losses arising from such Lien.

(c) IP acknowledges that VCP undertook to transfer to a third party a portion of certain real estate properties which have been contributed by VCP to LA Company. Such portion of lands (the “Third-Party’s Lands”) correspond to the following areas: (i) 33.5 hectares of the real estate property enrolled with the Real Estate Registry of São Simão under record No. 445 (Santa Filomena Farm); (ii) 52.65 hectares of the real estate property enrolled with the Real Estate Registry of São Simão under record No. 4332 (Águas Claras Farm); and (iii) 39.69 hectares of the real estate property enrolled with the Real Estate Registry of São Simão under record No. 1531 (Floresta dos Trinta Farm). Accordingly, IP hereby agrees to cooperate and cause LA Company to cooperate with VCP in carrying out such transfer and give access and possession of the Third-Party’s Lands to the person indicated by VCP until such transfer actually takes place. Such ownership transfers, including all required registrations and related procedures, shall be carried out by VCP, at its own costs, without any consideration from transferee or VCP to LA Company.

4.2 Liens over LA Establishment Real Estate Properties transferred to the LA Company - Release of Mortgages granted to BNDES

(a) VCP had two financing agreements with BNDES under which the mortgages listed in Schedule 4.2(a) hereto attached (the “BNDES Mortgages”) were granted by VCP as guaranties. Such agreements expired on July 15, 1993 and April 12, 1994 and were paid in full by VCP but the respective BNDES Mortgages have not been released yet.

(b) VCP represents and warrants to IP that the financing agreements described in Section 4.2(a) above were paid in full and the debt secured by the BNDES Mortgages is extinguished.

(c) VCP undertakes to release the BNDES Mortgages by registering such release with the applicable Real Estate Registry(ies) within 180 (one hundred and eighty) days from the Closing Date, at its own cost and expense.

4.3. Transfer of Litigation to LA Celulose e Papel Ltda.

(a) The Parties acknowledge that, in accordance with the provisions of the Agreement, the claims, actions, suits, investigations or proceedings involving the LA Establishment, listed in Schedule 5.11 of the Agreement (“LA Litigation”), should have been transferred to the LA Company, together with the related accounting provisions and judicial deposits listed in Schedule 5.11 of the Agreement. Since such transfer was not implemented, the Parties have agreed that the rules set forth below shall apply to the LA Litigation.

(b) Schedule 4.3(a) of this Closing Memorandum contains the percentage allocation to the LA Establishment vis-à-vis VCP taken as whole (“Percentage Allocation”) and the methodology for such allocation with respect to VCP’s corporate tax litigation related to the LA Establishment (“VCP’s Corporate Tax Litigation”) which is part of the LA Litigation.

(c) IP’s exposure under LA Litigation shall be calculated as follows:

IP’s Exposure = (amount of the claim after unappealable decision or final settlement minus amount of accounting provision, if any) multiplied by Percentage Allocation

(c.1) For purposes of the calculation of IP’s Exposure under the labor and civil claims of the LA Litigation solely related to the LA Establishment, the Percentage Allocation shall be 100% and the amount of accounting provisions shall be R$7.7 million.

(c.2) Within 90 (ninety) days from the Closing Date, an independent auditing firm and/or law firm jointly selected by VCP and IP (“Auditor”) shall conduct a legal and accounting audit in order to confirm the Percentage Allocation and the methodology for such allocation described in Schedule 4.3(a). IP’s Exposure shall be the Percentage

Allocation adjusted in accordance with the results of the legal and accounting audit referred to in this Section 4.3(c.2), but in all cases shall be compounded but limited to a 10% increase in the original Percentage Allocation. The costs of the Auditor shall be equally borne by IP and VCP.

(c.3) VCP agrees to disclose to the Auditor any and all necessary accounting, management and legal information related to the VCP’s Corporate Tax Litigation to enable the Auditor to conduct the audit referred to in Section 4.3(c.2), including access to the top level management of VCP and the law firms responsible for the conduction of the VCP’s Corporate Tax Litigation.

(d) IP’s payment obligation under a LA Litigation in the event of an unfavorable final decision or final settlement is (i) the amount of IP’s Exposure calculated pursuant to the formula described in Section 4.3(c) plus (ii) the Percentage Allocation of the court costs and attorneys’ fees and expenses (custas, sucumbência e honorários e despesas de advogados). IP agrees to provide VCP with the required funds within 3 (three) Business Days from the receipt of a written request by VCP accompanied by a full copy of the unappealable decision or final settlement.

(e) IP shall also benefit from any favorable decision under the LA Litigation according to the same pro rata allocation methodology described in Section 4.3(c) above. VCP shall only transfer to IP IP’s portion of the proceeds of a LA Litigation with a final favorable decision to VCP after VCP has definitively received such amount. When transferring IP’s portion of the proceeds, VCP shall only discount the Percentage Allocation of the court costs and attorneys’ fees and expenses (custas, honorários e despesas de advogados).

(f) As to the management of VCP’s Corporate Tax Litigation, the Parties agree that VCP shall continue to be responsible for the conduct of the defense and for taking any other actions during the course of the claim, but shall not change the legal strategy, change the law firm responsible for any of VCP’s Corporate Tax Litigation, take any material decision or make any settlement agreement without IP’s prior written consent. IP is entitled to, at any time, engage its own law firm to participate in the conduct of the claim, at its own cost and expense. VCP shall inform IP of the status of VCP’s Corporate Tax Litigation on a quarterly basis or in the event of any material event and shall provide IP with direct access to the law firms responsible for the conduction of VCP’s Corporate Tax Litigation.

(h) As to the management of the claims of the LA Litigation other than VCP’s Corporate Tax Litigation (“Other Litigation”), the Parties agree that IP shall be responsible for the conduct of the defense and for taking any other actions during the course of the claim, but shall not change the legal strategy, change the law firm responsible for any of the Other Litigation, take any material decision or make any settlement agreement without VCP’s prior written consent. VCP shall fully cooperate with IP by providing IP and/or IP’s designees with the necessary powers of attorney, documents and information as may be reasonably necessary to conduct the defense of Other Litigation. IP shall inform VCP of the status of Other Litigation on a quarterly basis or in the event of any material event and shall provide VCP with direct access to the law firms responsible for the conduction of Other Litigation.

(j) With respect to the claims under the Other Litigation, VCP agrees to transfer to IP copies of all records, documents and/or information related to such litigation in order to enable IP to properly defend in such litigation.

4.4. Operation License and Other Licenses

(a) IP acknowledges that VCP has filed a request to amend its operating license (“LO”) for the increase of the pulp production to 410,000 tons/year with DAIA - Departamento de Avaliação de Impacto Ambiental and CETESB - Companhia de Tecnologia de Saneamento Ambiental. Pursuant to the Agreement, VCP should have transferred the LO to the LA Company until the Closing, but VCP understands that such application for transfer the LO to the LA Company might delay and/or jeopardize the issuance of the LO which is already to be issued in the name of VCP.

(b) IP has agreed with the strategy of waiting until the LO is issued to VCP and then applying for the transfer to the LA Company, provided that such strategy does not mitigate, in any event, (i) VCP’s obligations to request and obtain the LO pursuant to Section 6.06 of the Agreement and (ii) VCP’s indemnification obligation under Section 9.08 of the Agreement.

(c) VCP has filed the required licenses and permits applications to have all the licenses and permits related to the LA Establishment transferred to the LA Company, some of which have not been issued to this date. VCP shall continue the process to obtain and/or transfer all the required licenses and permits to the LA Company and shall hold IP harmless from any Losses resulting from the lack of such required licenses and permits without being subject to any limitation set forth in Article IX of the Agreement.

4.5. LA Company Branches

VCP undertakes to take any required measures, at its own cost and expense, to continue and complete, within 10 (ten) days from the Closing Date (except for the branches located in the State of Minas Gerais, which shall be allowed a period of 30 (thirty) days from the Closing Date), the process of opening 18 (eighteen) forest branches of the LA Company with the Federal and State tax authorities and shall hold IP harmless from any Losses resulting therefrom. IP shall cooperate with VCP, including by providing VCP with the necessary powers of attorney to take the required measures to complete the opening of the branches with the Federal and State tax authorities.

5. VCP Waivers

Notwithstanding IP’s representations, warranties and covenants under the Agreement, VCP hereby acknowledges the following issues faced by IP in regards to certain of its obligations to be fulfilled prior to the Closing under the Agreement and, pursuant to Section 12.04 of the Agreement, hereby waives the fulfillment of such obligations pursuant to the following terms and conditions:

5.1 Ownership Registration of Certain Real Estate Properties transferred to Chamflora.

(a) For the Closing, Chamflora should have been the lawful owner of the Chamflora Assets, including real estate properties. The registration of the transfer deed of the real estate properties listed in Schedule 5.1(a) hereto attached (the “Chamflora’s Non-registered Real Estate Properties”) in the Real Estate Registry, a formality necessary to vest Chamflora with full ownership rights over the Chamflora’s Non-registered Real Estate Properties, depends on the georeferencing (georeferenciamento) of the properties, which must be approved by INCRA.

(b) IP undertakes, as promptly as practicable, to take any required measures to register the ownership of the Chamflora’s Non-registered Real Estate Properties in the name of Chamflora, including georeferencing (georeferenciamento), at its own cost and expense, to cause the registration of the transfer of the Chamflora’s Non-registered Real Estate Properties before the applicable Public Register, including to update the real estate records of such Chamflora’s Non-registered Real Estate Properties. IP shall inform VCP on the development of such registration process on a quarterly basis. VCP shall cooperate with IP, including by providing IP with the necessary powers of attorney to take the required measures to cause the registration of the Chamflora’s Non-registered Real Estate Properties. Additionally, IP shall not permit any Lien to be imposed on any of the Chamflora’s Non-registered Real Estate Properties, other than Liens created by operation of law (reserva legal and área de preservação permanente) and in the event that a Lien, other than Liens created by operation of law (reserva legal and área de preservação permanente), is imposed on any of the Chamflora’s Non-registered Real Estate Properties, IP shall take all required actions to as promptly as practicable release such Lien and shall hold VCP harmless from any Losses arising from such Lien.

5.2 Environmental Licensing.

(a) IP has been able to obtain the required environmental authorizations for plantation and/or cutting of isolated native trees for all the Forests, except for the authorizations for (i) the São Domingos Farm, due to the lack of an environmental impact study (“EIA-RIMA”); (ii) the Esperança Farm, due to liabilities of IP’s counterpart in the partnership agreement with the applicable environmental authority; (iii) the Santa Felicidade Farm, due to liabilities of IP’s counterpart in the partnership agreement with the applicable environmental authority; and (iv) the Carcará Farm, which is a partnership entered into by Chamflora in the ordinary course of business on Oct. 10, 2006 and the environmental process is consistent with its current stage.

(b) The Parties agree that Chamflora shall conduct the EIA-RIMA for the São Domingos Farm in order to comply with the environmental authorities’ requirements to issue the authorization for plantation and/or cutting of isolated native trees. VCP shall be responsible for causing Chamflora to conduct such study and IP will provide any reasonably required assistance, in addition to bearing the costs of such EIA-RIMA.

(c) After the counterparts of IP in the São Domingos Farm partnership agreement and the Esperança Farm partnership agreement have settled their liabilities with the environmental authority, Chamflora shall take the required actions to obtain the authorization for plantation and/or cutting of isolated native trees. VCP shall be responsible for causing Chamflora to take such actions and IP will provide any reasonably required assistance, in addition to bearing the costs of such environmental licensing process, and shall hold VCP harmless from any Losses resulting therefrom.

(d) VCP acknowledges that Chamflora entered into purchase agreements for the Cobra Farm, Duas Marias Farm, Pioneiros I Farm and Pioneiros II Farm at VCP’s request. VCP agrees that VCP and Chamflora shall be responsible for all costs, expenses and actions necessary to obtain the required authorization for planting and/or cutting of isolated native trees and any other permit that is or becomes necessary.

6. Closing

6.1. The Parties declare that, having fulfilled the conditions to Closing set forth in the Agreement, each of VCP and IP has taken, on the date hereof (the “Closing Date”), the actions required for the Closing of the transaction contemplated in the Agreement, as follows:

(a)	Execution of the Amendment to the Articles of Association of Chamflora: IP and VCP have signed the Amendment to the Articles of Association of Chamflora providing for the transfer of the Chamflora Quotas to VCP, the election of new officers appointed by VCP, the change of the company’s name to VCP—MS Celulose Sul Mato-Grossense Ltda., in addition to other matters;

(b)	Execution of the Amendment to the Articles of Association of the LA Company: IP and VCP have signed the Amendment to the Articles of Association of the LA Company providing for the transfer of the LA Company Quotas to IP, the election of new officers appointed by IP, in addition to other matters;

(c)	Chamflora’s Debt Clearance Certificates: IP has delivered to VCP, with respect to Chamflora, each as valid as of the Closing Date, the Clearance Certificate of Federal Taxes and Contributions and the Overdue Taxes Clearance Certificate issued jointly by the Federal Revenue Office and the Office of Attorney General of the National Treasury (Certidão de Quitação de Tributos e Contribuições Federais e de Dívida Ativa), the Debt Clearance Certificate issued by the National Institute of Social Security (Certidão Negativa de Débito do Instituto Nacional de Seguridade Social—INSS) and the Certificate of Good Standing towards the Employment Guarantee Fund (Certidão de Regularidade de Situação do Fundo de Garantia por Tempo de Serviço – FGTS);

(d)	LA Company’s Debt Clearance Certificates: VCP has delivered to IP with respect to the LA Company, each as valid as of the Closing Date, the Clearance Certificate of Federal Taxes and Contributions and the Overdue Taxes Clearance Certificate issued jointly by the Federal Revenue Office and the Office of Attorney General of the National Treasury (Certidão de Quitação de Tributos e Contribuições Federais e de Dívida Ativa), the Debt Clearance Certificate issued by the National Institute of Social Security (Certidão Negativa de Débito do Instituto Nacional de Seguridade Social—INSS) and the Certificate of Good Standing towards the Employment Guarantee Fund (Certidão de Regularidade de Situação do Fundo de Garantia por Tempo de Serviço – FGTS);

(e)	Chamflora’s Officers Resignations: IP has delivered to VCP the resignation letters, effective as of the Closing Date, of all of the officers of Chamflora;

(f)	LA Company’s Officer Resignation: VCP has delivered to IP the resignation, effective as of the Closing Date, of the officer of the LA Company; and

(g)	Execution of the Wet Lap Pulp Supply Agreement: VCP and the LA Company have signed the Wet Lap Pulp Supply Agreement, with the express consent of IP.

6.2. As a result of the Closing held on this date, VCP becomes the lawful owner of 100% of the Chamflora Quotas, and IP becomes the lawful owner of 100% of the LA Company Quotas.

6.3. In addition to the actions listed in Section 6.1 above, the Parties also execute on the date hereof the following documents:

(a)	Amendment to the Slush Pulp Agreement: the Parties agreed to postpone the Pulp Mill Start-up Date, the IP Paper Machine Start-up Date and its commissioning activities.

(b)	Amendment to the Utilities Agreement: the Parties agreed to amend certain provisions of the Utilities Supply Agreement, including but not limited to, revising certain specifications of the Utilities;

(c)	TSA LA Company: VCP and/or its affiliates shall render certain transition services to LA Company.

(d)	TSA Chamflora: IP Brasil shall render certain transition services to Chamflora.

7. Powers of Attorney and Bank Accounts

7.1. Schedule 7.1 hereto attached lists all bank accounts of Chamflora and all the powers of attorney granted by Chamflora. IP represents and warrants (i) that, other than the bank accounts and powers of attorney listed in Schedule 7.1 hereto attached, Chamflora has not opened any other bank account or granted any other power of attorney; and (ii) that, except for the power of attorney granted to individuals indicated by VCP to operate Chamflora’s bank accounts for the 5-day period following the Closing, all the powers of attorney granted by Chamflora have expired or have been terminated prior to the Closing.

7.2. Schedule 7.2 hereto attached lists all bank accounts of the LA Company and all the powers of attorney granted by the LA Company. VCP represents and warrants (i) that, other than the bank accounts and powers of attorney listed in Schedule 7.2 hereto attached, the LA Company has not opened any other bank account or granted any other power of attorney; and (ii) that, except for the power of attorney granted to individuals indicated by IP to operate LA Company’s bank accounts for the 5-day period following the Closing, all the powers of attorney granted by LA Company have expired or have been terminated prior to the Closing.

8. IP Paper Machine

8.1. VCP acknowledges that IP gave the Paper Machine Notice on October 30, 2006, within the timeframe set forth in Section 2.04(a) of the Agreement, and as a result thereof, the area where the IP Paper Machine (and the Option Paper Machine, if applicable) shall be constructed by IP, described in Schedule 8.1 hereto attached, which revises and replaces Schedule 2.04(c) of the Agreement, was transferred to IP and, with respect to the access roads, it was established an easement (servidão de passagem), with the consent of VCP.

8.2. The Parties agree that the areas of common use shown in the Schedule 8.1 are still subject to final adjustments with respect to the commercial common area only, and 50% of both common areas ownership rights (fração ideal) shall be transferred from Chamflora to International Paper do Brasil Ltda. (“IP Brasil”), within 45 days as of the Closing Date, under a mutually agreed procedure, which shall be consistent with the spirit of the Agreement.

8.2.1. The Parties shall take all actions and produce all documents required by the relevant Real Estate Registry(ies) with jurisdiction over the common areas in order to effect the intended transfer, but shall not be held liable for delays caused by the issuance of requirements from the Real Estate Registry(ies) which may prevent them from completing the transfer within the 45-day term referred to in Section 8.2 above.

9. Project Mill Construction

VCP gives to IP full, complete, irrevocable and unconditional release of IP’s obligations under Section 6.11 of the Agreement.

10. Transition Services

10.1. Immediately after the execution of this Closing Memorandum, on the date hereof, VCP and the LA Company and Votorantim Investimentos Industriais S.A. (“VID”) and the LA Company shall enter into Transition Services Agreements (the “TSA LA Company”) for the rendering of transition services by VCP and VID and vendors to the LA Company for the term and under the conditions set for in the TSA LA Company; and IP Brasil and Chamflora shall enter into a Transition Services Agreement (the “TSA Chamflora”) for the rendering of transition services by IP to Chamflora for the term and under the conditions set for in the TSA Chamflora.

10.2. Even though the Agreement established that the TSA LA Company would be entered into for a term of 60 (days) subject to renewal upon mutual agreement, VID agreed to provide Information Technology and payroll services under the relevant TSA LA Company for longer terms. Accordingly, IP hereby acknowledges that VCP shall not have any responsibility whatsoever for any service rendered by VID to LA Company and that any responsibility of VID to LA Company shall be duly regulated in the proper agreement(s) between LA Company and VID, as set forth in the Schedules to the relevant TSA LA Company.

10.3. The Parties agree that, upon execution of the TSA LA Company and the TSA Chamflora, the Parties obligations under Section 6.12 of the Agreement shall have been complied with by both Parties.

11. Delivery of Pending Schedules to the Agreement

11.1. IP declares that IP has received the schedules related to the LA Establishment listed in Schedule 6.13(a) of the Agreement, within the timeframe set forth therein.

12. Intellectual Property Rights and Biotechnology Property Rights

12.1. The Parties agree that the Intellectual Property Rights owned by Chamflora and listed in Schedule 4.13 of the Agreement, which consist on 2 (two) applications to register the trademark “Chamflora – Três Lagoas Agroflorestal” (the “Trademark Applications”) that have not been granted so far because of the trademark “Chamflora”, which is already duly registered by Chamflora Mogi Guaçu Agroflorestal Ltda., should not be a part of the Chamflora Assets and, therefore, shall not be transferred to VCP.

12.2. VCP agrees to cause Chamflora to withdraw the Trademark Applications and not to use the trademark Chamflora—Três Lagoas Agroflorestal, or any other trademark confusingly similar.

12.3. Schedule 12.3 hereto attached establishes the agreed terms and conditions with respect to Biotechnology Property Rights. As set forth in such schedule, the Parties have agreed that, instead of transferring each of the respective Biotechnology Property Rights to the other Party (i) IP Brasil shall maintain ownership rights over all Biotechnology Property Rights planted by Chamflora on or prior to the Closing Date, whether protected before the applicable governmental authority or not, and shall authorize VCP to use such Biotechnology Property Rights in its own plantations; and (ii) VCP shall maintain ownership rights over all Biotechnology Property Rights planted in the LA Establishment, whether protected before the applicable governmental authority or not, and shall authorize IP Brasil to use such Biotechnology Property Rights in its own plantations.

12.4. The Parties agree to sign all the agreements necessary to implement their agreements with respect to Biotechnology Property Rights, including, but not limited to, the agreements to authorize the use of such Biotechnology Property Rights by each of the Parties and the amendment to the free lease agreement (contrato de comodato) for the area where LA Establishment’s research activities will be located and conducted by VCP within 45 (forty five) days as of the Closing Date, pursuant to Section 7.09 of the Agreement.

12.5. Except for the forest research laboratories and research nursery activities of the LA Establishment, which shall continue to be operated by VCP under a free lease for a period of 2 (two) years from the Closing Date, as originally provided for in the Agreement, VCP and IP agree that their basic agreement with respect to Biotechnology Property Rights is correctly reflected in Schedule 12.3 and it supersedes any different agreement and/or understanding reflected in the Agreement.

13. Transfer of Guaranties

13.1. Schedule 13.1 attached to this Closing Memorandum lists all partnership agreements (parcerias rurais) entered by and between Chamflora and the partners indicated in such schedule and IP Brasil (the “Partnership Agreements”), to which IP Brasil provides advance payment and secures payment obligation against mortgages and/or pledged receivables (cédulas de crédito/produto rural) and other securities granted by the partners (the “Securities”).

13.2. The Parties shall define, within 30 (thirty) days from the Closing Date, a process to have all rights and obligations under the Partnership Agreements fully transferred from IP Brasil to Chamflora in no less favorable terms for Chamflora, including all the mortgages, pledged receivables (cédulas de crédito rural), and all other Securities provided by the partners.

13.3. Without limiting the foregoing, the Parties agree that all rights, titles and interests under the Partnership Agreements and respective Security instruments shall inure to the exclusive benefit of VCP and Chamflora as from the date hereof.

14. Labor Issues

14.1. IP acknowledges that VCP is making a payment under its profit sharing plan for the LA Employees related to the month of January/2007, which is based on VCP profit sharing collective agreement for the year 2006. VCP shall hold IP harmless from any Losses that may arise from such payment, whether resulting from the extension of the 2006 profit sharing collective agreement to the month of January 2007 or otherwise. VCP recognizes that IP is not required to adopt the same approach with regards to Chamflora.

14.2. IP also acknowledges that VCP has concluded the negotiations with the forest employees union for the adjustment of the salaries from the period of September 2006 to September 2007, but has not signed and/or registered the collective bargaining agreement with the Ministry of Labor. Because VCP has not signed and/or registered the collective bargaining agreement with the Ministry of Labor, VCP agrees to hold IP harmless from any Losses that may arise from the non-execution and/or non-registration of the collective bargaining agreement, including, without limitation, any claim that the amount paid by VCP to its LA Establishment forest employees as from September 2006 is a bonus and not part of the employees salary.

14.3. IP hereby (i) acknowledges that the capital contribution carried out by VCP in the LA Company on January 29, 2007 included R$940,876.84 for the complementary pension fund of certain LA Employees and (ii) undertakes to as soon as practicable transfer such funds to FUNSEJEM and to communicate its intent to do so to these employees.

14.4. After the amount corresponding to the 2007 profit sharing plan for the Chamflora’s employees has been officially determined, IP shall, within 3 (three) business days counted from the date Chamflora has notified IP in written, reimburse to Chamflora the amount corresponding to the profit sharing plan for the Chamflora’s employees related to the month of January/2007.

15. Fixed Price Commitments

VCP represents that there is no material fixed price agreements and/or commitments, whether orally or in written form, with respect to the LA Establishment, valid and effective after the Closing Date.

16. Argentina

Taking into consideration that (i) Brazil and Argentina, through their respective Pulp and Paper National Associations, have a bilateral commercial agreement which establishes export quotas for uncoated free sheet from Brazil to Argentina; (ii) VCP and IP, according to the rules defined by BRACELPA, have their respective export quotas already defined, which are based, among other criteria, in the companies production capacity; (iii) 50% of VCP’s export quotas is supplied by the production capacity of the LA Establishment; VCP agrees that the amount indicated in (iii) above shall continue to be supplied by the production capacity of the LA Establishment and therefore the related export quotas shall be assumed by IP.

17. No Other Waivers or Amendments

All the other terms and conditions of the Agreement are hereby restated and remain in full force and effect.

18. Indemnification

All the obligations, covenants, representations and warranties of each of the Parties to this Closing Memorandum are also subject to the indemnification provisions of Article 9 of the Agreement in case of breach of any such obligation, covenant, representation or warrant by any of the Parties.

19. Initials

The Parties authorize the following representatives to initial the pages and schedules to this Closing Memorandum as follows:

On behalf of IP:
Initial:

Richard A. O’Leary	/s/

Ricardo C. Zangirolami	/s/

On behalf of VCP:
Initial:

Sidney Catania	/s/

São Paulo, February 1, 2007.

/s/ JOSÉ LUCIANO DUARTE PENIDO	/s/ VALDIR ROQUE
Votorantim Celulose e Papel S.A.	Votorantim Celulose e Papel S.A.

/s/ RICHARD ALLEN O’LEARY	/s/ JORGE MAXIMO PACHECO MATTE
International Paper Investments	International Paper Investments
(Holland) B.V.	(Holland) B.V.

Witnesses:

1.	/s/ Karen Tenan Barioni	2.	/s/
Name: Karen Tenan Barioni		Name:
ID:		ID: